EXHIBIT 99.1

DAVIDsTEA Reports Third Quarter Fiscal 2020 Financial Results

Announces Executive Appointments

➢	145.5% increase in e-commerce and wholesale sales to $22.1 million

➢	Gross profit of $10.8 million

➢	Adjusted EBITDA of $3.3 million

➢	Cash of $21.9 million at quarter-end

➢	Restructuring activities ongoing and Court order extended until March 19, 2021

MONTREAL, December 15, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces its third quarter results for the period ended October 31, 2020. DAVIDsTEA also announces the appointment of Sarah Segal as Chief Executive Officer (CEO), in addition to her position as Chief Brand Officer, and Frank Zitella as President, in addition to his position as Chief Operating Officer and Chief Financial Officer (CFO). Herschel Segal will be stepping down as interim CEO and will remain Chairman of the Board of Directors. Frank Zitella will remain CFO pending the appointment of a new CFO. The appointments of Sarah Segal and Frank Zitella will be effective December 16, 2020.

“Sarah and Frank have demonstrated strong leadership and know-how in the face of the ongoing challenges DAVIDsTEA has faced and have both been instrumental in setting the strategic vision and executing our ongoing transformation into a digital-first organization, better adapted to evolving consumer behaviour. On behalf of the Board, I congratulate them on their well-deserved appointments as DAVIDsTEA embarks on a new and exciting chapter,” stated Herschel Segal, DAVIDsTEA’s Chairman and Founder.

“As one of the leading tea merchants in North America, DAVIDsTEA is on a new path, squarely focused on becoming a more agile organization. I look forward to continuing to work with our talented team as we build a stronger and more focused DAVIDsTEA, and solidify our position as a digital-first, industry leading provider of on-trend, high-quality loose-leaf tea, tea accessories and gifts. Our shift towards e-commerce and wholesale continues to progress above our expectations and our latest results clearly indicate that we are making good progress,” said Sarah Segal.

“With the continued solid momentum in our e-commerce and wholesale channels, combined with the benefits of our restructuring process, Adjusted EBITDA was in positive territory for a second consecutive quarter and reached $3.3 million. Sales traction for both channels during the quarter remained strong, translating to more than 145% growth over the prior year. I look forward to continuing to work closely with the management team in place as we position the Company for a sustainable future,” said Frank Zitella.

Operating Results for the Third Quarter of Fiscal 2020

Three Months Ended October 31, 2020 compared to Three Months Ended November 2, 2019

Sales. Sales for the three months ended October 31, 2020 decreased 33.6%, or $13.3 million, to $26.2 million from $39.5 million in the prior year quarter. On March 17, 2020, in response to the COVID-19 pandemic, the Company temporarily closed all its retail stores in Canada and the United States, and subsequently, as part of its formal Restructuring Plan, exited all of its brick and mortar stores except for 18 Canadian stores which were reopened on August 21, 2020. Accordingly, brick and mortar sales for the quarter declined when compared to the prior year quarter by $26.4 million or 86.5% to $4.1 million. Sales from e-commerce and wholesale channels increased by $13.1 million or 145.5% to $22.1 million, from $9.0 million in the prior year quarter. E-commerce and wholesale sales represented 84.3% of sales compared to 22.8% of sales in the prior year quarter.

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Gross profit. Gross profit of $10.8 million for the three months ended October 31, 2020 decreased by $10.5 million or 49.3% from the prior year quarter due primarily to a decline in sales during the period. As the Company pivots to a digital-first strategy, the cost of delivery and distribution that is included in arriving at gross profit will compare unfavorably to prior periods that were predominantly focused on retail sales distribution. The significant increase in e-commerce sales resulted in an increase of $4.2 million in delivery and distribution costs, thereby negatively impacting gross profit percentage. As a result, gross profit as a percentage of sales declined to 41.3% for the three-month period ended October 31, 2020 from 54.1% in the prior year quarter. We expect that the increased cost to deliver online purchases will be less than the selling expenses incurred in a brick and mortar environment that have been historically included as part of Selling, general and administration expenses.

Selling, general and administration expenses. Selling, general and administration expenses (SG&A) decreased by $23.6 million or 76.8% to $7.1 million in the three months ended October 31, 2020 from the prior year quarter. Excluding the impact of the $1.4 million wage subsidy received under the Canadian government COVID-19 Economic Response Plan in Fiscal 2020, and the impact in Fiscal 2019 of the impairment of property and equipment and right-of use assets amounting to $2.1 million, Adjusted SG&A decreased by $20.1 million. In connection with our Restructuring Plan, we terminated the leases for all of our stores in North America except for 18 Canadian stores which reopened on August 21, 2020. As a result, wages, salaries and employee benefits were reduced by $12.2 million, and we realized a reduction of $3.8 million in amortization expenses due to a lower right-of-use asset value at the beginning of the period. Adjusted SG&A as a percentage of sales in the quarter decreased to 32.7% from 72.5% in the prior year quarter.

Results from operating activities. Income from operating activities was $14.4 million compared to a loss of $9.3 million in the prior year quarter. Excluding the impact of the Restructuring Plan announced on July 8, 2020, the wage subsidy received from the Canadian government under the COVID-19 Economic Response Plan, the impact of the impairment of property and equipment and right-of-use assets and the loss on disposal of property and equipment, Adjusted results from operating activities amounted to $2.3 million in the three-month period ended October 31, 2020 compared to a loss of $7.3 million in the prior year quarter. This resulting improvement of $9.6 million is explained by a reduction in wages, salaries and employee benefits from stores and head office, amounting to $12.2 million, a reduction of $3.8 million in amortization expense due to a lower right-of-use asset value at the beginning of the period, and a reduction of other brick and mortar selling expenses of $3.5 million, partially offset by the reduction of gross profit of $10.5 million.

Finance costs. Finance costs amounted to almost nil in the three months ended October 31, 2020, a decrease of $1.7 million from the prior year quarter. The interest expense relates to lease liabilities and has decreased slightly from the prior year quarter.

Finance income. Finance income of $0.1 million is derived mainly from interest on cash on hand and has decreased slightly from the prior year quarter.

EBITDA. EBITDA was $15.3 million in the quarter ended October 31, 2020 compared to a negative $4.5 million in the prior year quarter, representing an increase of $19.8 million over the prior year quarter. Adjusted EBITDA for the quarter ended October 31, 2020, which excludes the impact of stock-based compensation expense, Restructuring plan activities, the subsidy received from the Canadian government under the COVID-19 Economic Response Plan, and the impairment of property and equipment and right-of-use assets amounted to $3.3 million compared to negative $2.2 million in the prior year quarter. As the Company pivots to a digital-first strategy, we are seeing an improvement in EBITDA driven from our focus on e-commerce and wholesale channels. In this quarter, EBITDA also improved as a result of a reduced general and administrative infrastructure to support the on-going business.

Net income (loss). Net income was $14.5 million in the quarter ended October 31, 2020 compared to a Net loss of $10.8 million in the prior year quarter. Adjusted net loss, which excludes the Restructuring plan activities, the subsidy received from the Canadian Government under the COVID-19 Economic Response Plan, and the impairment of property and equipment and right-of-use assets amounted to $2.3 million compared to a loss of $8.8 million in the prior year quarter. This $11.1 million improvement is driven by the same reasons mentioned above in “Results from operating activities”.

Fully diluted income (loss) per common share. Fully diluted income per common share was $0.54 compared to a loss of $0.42 in the third quarter of Fiscal 2019. Adjusted fully diluted income per common share, which is adjusted net income (loss) on a fully diluted weighted average shares outstanding basis, was $0.09 per share compared to a loss of $0.34 per share.

Liquidity and Capital Resources

As at October 31, 2020 we had $21.9 million of cash primarily held by major Canadian financial institutions. Working capital was negative $12.2 million as at October 31, 2020, compared to $36.4 million as at February 1, 2020.

Our primary source of liquidity is cash on hand as we have no access to any form of debt financing. Our primary cash needs are to finance working capital and capital expenditures in connection with enhancing the functions and features of our online store. Our working capital requirements are for the purchase of inventory and payment of payroll and other operating costs. Furthermore, in light of implementing the Restructuring Plan, the Company expects to use cash on hand to pay for professional fees and for the settlement of obligations upon acceptance, if any, of a plan of arrangement that will be presented to creditors. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our capital expenditures and working capital requirements from a combination of cash on hand and cash provided by operating activities.

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New Executive Appointment Biographies

Sarah Segal – Chief Executive Officer and Chief Brand Officer

Sarah Segal has most recently served as DAVIDsTEA’s Chief Brand Officer responsible for tea and product development, spearheading the digital transformation and development of new sales channels. From 2012 to 2017, Ms. Segal was a member of the Board of Directors of DAVIDsTEA. Since 2013 and up until her appointment as CEO of DAVIDsTEA, Ms. Segal served as CEO of artisanal candy retailer SQUISH Candy, based in Montreal, Quebec, a company she founded. Ms. Segal has a B.A. in Environmental Health from McGill University and a M.Sc. in Water Science, Policy and Management from Oxford University.

Frank Zitella- President and Chief Operating Officer

Frank Zitella has nearly 30 years of experience in finance, strategic planning and governance. Mr. Zitella joined DAVIDsTEA as CFO in December 2018 and was subsequently promoted to the position of Chief Operating Officer in May 2019. Prior to joining DAVIDsTEA, he was CFO of Loop Industries, Inc. (Nasdaq:LOOP). Prior to that and for more than a decade, he served as CFO of DST Health Solutions, a subsidiary of SS&C Technologies Holdings, Inc. (Nasdaq:SSNC). From 1998 to 2006, he was CFO of International Financial Data Services, a joint-venture between SS&C and State Street Bank, where he successfully maximized profitability and top-line growth. Earlier in his career, Frank gained M&A and transaction experience as a senior manager with PricewaterhouseCoopers. He also previously worked as a senior internal auditor for Coca-Cola.

DAVIDsTEA Obtains Amended Court Order under CCAA

On December 15, 2020, the Québec Superior Court extended the previously-announced stay of all proceedings against the Company to March 19, 2021 under the Companies’ Creditors Arrangement Act (Canada).

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended		For the nine months ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019

Sales	$26,225	$39,493	$81,497	$122,925
Cost of sales	15,399	18,139	47,409	53,430
Gross profit	10,826	21,354	34,088	69,495
SG&A expenses	7,120	30,670	35,883	90,254
Restructuring plan activities, net	(10,743)	—	24,017	—
Operating income (loss)	14,449	(9,316)	(25,812)	(20,759)
Finance costs	35	1,699	3,260	5,305
Finance income	(53)	(185)	(361)	(570)
Net income (loss)	$14,467	$(10,830)	$(28,711)	$(25,494)

EBITDA[1]	$15,295	$(4,548)	$(19,646)	$(6,237)
Adjusted EBITDA[1]	3,304	(2,241)	4,265	1,387
Adjusted SG&A expenses [1]	8,566	28,619	36,767	83,178
Adjusted operating income (loss) [1]	2,260	(7,265)	(2,679)	(13,661)
Adjusted net income (loss) [1]	$2,278	$(8,779)	$(5,578)	$(18,396)

Basic income (loss) per common share	$0.55	$(0.42)	$(1.10)	$(0.98)
Fully diluted income (loss) per common share	0.54	(0.42)	(1.10)	(0.98)
Adjusted fully diluted income (loss) per common share[1]	$0.09	$(0.34)	$(0.21)	$(0.71)
Gross profit as a percentage of sales	41.3%	54.1%	41.8%	56.5%
SG&A as a percentage of sales	27.1%	77.7%	44.0%	73.4%
Adjusted SG&A as a percentage of sales[1]	32.7%	72.5%	45.1%	67.7%

Cash (used in) provided by operating activities	$(12,016)	$4,786	$(19,896)	$8,229
Cash used in financing activities	(250)	(5,711)	(5,821)	(17,333)
Cash (used in) provided by investing activities	(94)	(756)	1,304	(4,926)
Decrease in cash during the period	(12,360)	(1,681)	(24,413)	(14,030)
Cash, end of period	$21,925	$28,044	$21,925	$28,044

	October 31,	August 1,	February 1,	November 2,
As at	2020	2020	2020	2019
Cash	$21,925	$34,285	$46,338	$28,044
Accounts receivable	7,669	6,757	6,062	5,430
Prepaid expenses and deposits	13,400	8,476	4,542	6,906
Inventories	26,176	24,354	22,363	32,638
Trade and other payables	$3,621	$5,441	$20,794	$21,155
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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

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Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating income (loss), 3) Adjusted SG&A expenses, 4) Adjusted net income (loss), 5) Adjusted fully diluted income (loss) per share and 6) Adjusted SG&A expenses as a percentage of sales. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our Restructuring Plan, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended February 1, 2020, and Part II, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly periods ended May 2, 2020, August 1, 2020 and October 31, 2020, respectively, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, which could materially affect our business, financial condition or future results.

About DAVIDsTEA

DAVIDsTEA is a leading branded retailer and growing wholesaler of specialty loose-leaf tea, offering a differentiated selection of proprietary signature blends, single-origin teas, pre-packaged teas, tea sachets and tea-related gifts and accessories primarily through its e-commerce platform at www.davidstea.com. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea accessible to a wide audience. A selection of DAVIDsTEA products is available in more than 2,500 grocery stores and pharmacies across Canada. The Company also operates 18 retail stores in Canada. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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